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                                                                     EXHIBIT 5.1

                                                   Sheryl A. Symonds
                                       Vice President Administration &  General
                                                        Counsel
                                         Pacific Aerospace & Electronics, Inc.
                                              110 Main Street, Suite 100
                                                   Edmonds, WA 98020

                                                 (425) 774-7337 (Tel)
                                                 (425) 774-0103 (Fax)
                                                email: ssymonds@gte.net



                                                     March 30, 2001


Board of Directors
Pacific Aerospace & Electronics, Inc.
430 Olds Station Road, Third Floor
Wenatchee, Washington  98801

Gentlemen:

  I have acted as counsel for Pacific Aerospace & Electronics, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate of 4,036,978 shares of common stock, $.001 par value, of the Company (the "Shares") that were issued to the selling shareholders upon exercise of warrants held by them. I have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion.

  Based upon the foregoing, it is my opinion that the issuance of the Shares was duly authorized and that the Shares are legally issued, fully paid and nonassessable.

  I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                         Very truly yours,

                         /s/ Sheryl A. Symonds

                         Sheryl A. Symonds